For release:  August 10, 2010

Contact:  Gerald Coggin, Senior VP of Corporate Relations

Phone:  (615) 890-2020

NHC Announces Stock Repurchase From The 1818 Fund II, L.P.

MURFREESBORO, Tenn. – National HealthCare Corporation (NYSE Amex:  NHC, NHC.PRA), one of the nation’s oldest long-term healthcare companies, announced today that it had repurchased 182,900 shares of its common stock from The 1818 Fund II, L.P. ("the Fund") at a price of $32.50 per share paid in cash out of NHC’s operating funds. The stock repurchase completes a series of sales of NHC common stock by the Fund in connection with the scheduled liquidation of the Fund by its general partner Brown Brothers Harriman & Co.

Lawrence C. Tucker, a director of NHC since 1998, is a general partner of Brown Brothers Harriman & Co, the Fund’s general partner. Mr. Tucker’s direct ownership of NHC common stock is unchanged by the transaction as are Mr. Tucker’s membership on the audit and compensation committees of the NHC board.

About NHC

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,742 beds. NHC affiliates also operate 36 homecare programs, seven independent living centers and 16 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC’s best judgment as of the date of this release.